Exhibit 99.1

LION, Inc.
2801 Hollycroft Street
Gig Harbor, WA 98335

Dear Shareholder:

On July 9, 2008, the shareholders of LION, Inc. (“LION”) approved the voluntary dissolution and liquidation of LION pursuant to a plan of complete dissolution and liquidation (“Dissolution”). On August 11, 2008, LION filed articles of dissolution with the Washington Secretary of State, which became effective on filing.

In connection with the Dissolution, each shareholder of record as of August 11, 2008, will receive at least two liquidating distributions from LION (“Distributions”). The initial distribution will be in an amount of $.065 per share and will be made to you after you tender the documents referenced below to Computershare. While the amount and exact timing of subsequent distributions cannot yet be determined, LION currently estimates that each shareholder will receive between $0.101 and $0.117 per share, in the aggregate, in liquidating distributions.  LION currently intends to complete all liquidating distributions during 2008.

In order to receive the Distributions, you must:

1.  Complete the enclosed Letter of Transmittal.
2.  Send in your stock certificate(s) to the address noted on the Letter of Transmittal.

If you hold shares with a broker (in “street name”), you should contact your broker for further information about receiving payment for your shares.

If you have any questions about this transaction, or any related procedures, please call Computershare Trust Company at 1 (800) 546-5141.

LION, Inc.

Date:	August 22, 2008	By:
Steve Thomson
Secretary